Exhibit 99.1

JUNO THERAPEUTICS REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

- TRANSCEND pivotal trial ongoing using dose level 2 -
- Promising data with JCAR017 in DLBCL at dose level 2: 80% (12/15) ORR and 73% (11/15) CR rate at 3 months in core group -
- 1% (1/69) severe CRS and 14% (10/69) severe NT rates in full group: safety profile appears similar across doses as well as the full and core groups -
- 15 abstracts to be presented at upcoming ASH Conference -
- Product candidates in clinical trials against eight different targets -
- Strong cash position of $1.06 billion -
- 2017 cash burn expected to be in the lower half of guidance range -
- Conference call today at 4:30 p.m. Eastern Time -

SEATTLE - November 1, 2017 - Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company developing innovative cellular immunotherapies for the treatment of cancer, today reported financial results and business highlights for the third quarter 2017.
"We are pleased with the potential best-in-class profile for JCAR017, and we look forward to presenting an updated dataset at the upcoming ASH conference," said Hans Bishop, Juno’s President and Chief Executive Officer. "The clinical data continue to support our belief that a defined cell product can improve patient outcomes. Our broad clinical development programs and ongoing infrastructure and manufacturing investments remain a key part of our strategy to deliver on the potential of CAR T cell therapies for cancer patients across a broad array of diseases."
Third Quarter 2017 and Recent Corporate Highlights
Clinical Update:

•
Juno and its collaborators will present 15 abstracts at the upcoming American Society of Hematology Annual Meeting (ASH) and seven abstracts at the upcoming Society for the Immunotherapy of Cancer (SITC) meetings.

•
Presentations at ASH will include data from the ongoing Phase I TRANSCEND study in patients with relapsed or refractory (r/r) aggressive B-cell NHL who were treated with fludarabine/cyclophosphamide lymphodepletion and JCAR017. New data will be available at multiple presentations, including an oral presentation on Monday, December 11 that will include information on safety and responses. JCAR017 is a defined composition CD19-directed CAR T cell product candidate using a 4-1BB costimulatory domain. Juno believes JCAR017’s clinical profile could enable outpatient administration. The primary TRANSCEND abstract included the following data:

•
The core group (N=49) includes patients that represent the population that Juno is studying in the ongoing pivotal cohort. The core group includes patients with DLBCL (NOS and transformed from follicular lymphoma) that are ECOG Performance Status 0-1. Topline data from the abstract for both dose levels for the core group as of a data cutoff date of July 7, 2017 included:

•
Dose level 2 (DL2 = 100 million cells), the dose in our pivotal cohort, showed a 3 month overall response rate (ORR) of 80% (12/15) and a 3 month complete response (CR) rate of 73% (11/15) in the core group.

Data support a dose response relationship. Dose level 1 (DL1 = 50 million cells) showed a 3 month ORR of 52% (11/21) and a 3 month CR rate of 33% (7/21).

•	Across both doses in the core group, the best overall response was 84% (41/49) and the best overall CR rate was 61% (30/49).

•
There was no increase in cytokine release syndrome (CRS) and neurotoxicity (NT) rates associated with the higher dose or between the full and core groups. Across doses in the full group, 1% (1/69) experienced severe CRS and 14% (10/69) experienced severe NT. 30% (21/69) had any grade CRS and 20% (14/69) had any grade NT. 64% (44/69) had no CRS or NT.

•	The most common treatment-emergent adverse events other than CRS and NT that occurred at ≥25% in the full group included neutropenia (41%), fatigue (30%), thrombocytopenia (30%), and anemia (26%).

•	Ongoing enrollment for the pivotal cohort of the TRANSCEND trial at DL2 with BLA filing expected to be completed in the second half of 2018 and with approval as early as 2018.

•
Announced the Regenerative Medicine Advanced Therapy (RMAT) designation for investigational drug JCAR017 for the treatment of r/r aggressive large B cell NHL, including DLBCL, not otherwise specified (de novo or transformed from indolent lymphoma), primary mediastinal B Cell lymphoma or Grade 3B follicular lymphoma. Similar to breakthrough designation, the pathway enables companies developing cell and tissue based therapies to have earlier and more frequent interactions with the FDA and includes opportunities for accelerated approval, priority review, rolling submissions, and alternative provisions to fulfill post-approval requirements under accelerated approval.

•
Initiated the PLATFORM trial, a Phase Ib study initially evaluating JCAR017 in combination with durvalumab in adult r/r aggressive NHL patients, in collaboration with Juno's partner Celgene Corporation.

•
Initiated a clinical trial conducted by the Fred Hutchinson Cancer Research Center to evaluate a CAR T, FCARH143, with a fully-human BCMA binder that preferentially binds membrane-bound BCMA. Juno intends to begin a Phase I trial early next year using this binder in combination with Juno's cell manufacturing process. This product candidate, JCARH125, recently received orphan drug designation from the FDA for multiple myeloma.

Corporate News:

•
Closed a follow-on public offering and concurrent private placement in September of 7,773,327 shares of Juno's common stock at a price of $41.00 per share. This includes the exercise in full by the underwriters of their option to purchase up to an additional 915,000 shares of common stock and a private placement of 758,327 shares of common stock to a subsidiary of Celgene Corporation. Gross proceeds were approximately $318.7 million.

Third Quarter 2017 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of September 30, 2017 were $1.06 billion compared to $801.8 million as of June 30, 2017, and $922.3 million as of December 31, 2016.

•
Cash Used in Operating Activities and Capital Expenditures: For the third quarter of 2017 cash used in operating activities was $40.3 million and cash used for capital expenditures was $13.9 million, compared to cash used in operating activities of $68.1 million and $6.4 million used for capital expenditures for the same period in 2016.

•
Cash Burn: Cash burn, which is cash used in operating activities and capital expenditures, excluding cash inflows and outflows from upfront payments related to business development activities, was $54.2 million in the third quarter of 2017, of which $59.1 million was operating cash burn and $4.9 million was net cash provided by a tenant improvement allowance offset by capital expenditures. For purposes of comparing the operating cash burn and cash burn for capital expenditures for the third quarter of 2017 to the Company’s financial guidance, a cash inflow of $18.8 million for a tenant improvement allowance was reclassified from operating activities to capital expenditures.

Cash burn in the third quarter of 2016 was $59.5 million, of which $53.1 million was operating cash burn and $6.4 million was cash burn for capital expenditures.

•
Revenue: Revenue for the three and nine months ended September 30, 2017 was $44.8 million and $85.4 million, compared to $20.8 million and $58.2 million for the three and nine months ended September 30, 2016, respectively.

Revenue increased in the three and nine months ended September 30, 2017 compared to the prior year periods due to milestone revenue recognized in the third quarter of 2017 in connection with the Novartis sublicense agreement. Additionally, revenue recognized under our Celgene Collaboration Agreement and Celgene CD19 License increased in the nine months ended September 30, 2017 compared to the prior year period.

•
R&D Expenses: Research and development expenses for the three and nine months ended September 30, 2017, inclusive of non-cash expenses and computed in accordance with GAAP, were $140.3 million and $324.3 million, compared to $60.9 million and $206.9 million for the three and nine months ended September 30, 2016, respectively. The increases in 2017 compared to 2016 were primarily due to increased costs to manufacture Juno's product candidates, execute on Juno's clinical development strategy, expand its overall research and development capabilities, an increase in expense related to its success payment and contingent consideration obligations, expense incurred for the amortization of the intangible asset associated with the AbVitro, Inc. (AbVitro) acquisition, and an increase in non-cash stock-based compensation expense. These increases were offset by a decrease in milestone expense.

•
Non-GAAP R&D Expenses: Non-GAAP research and development expenses for the three and nine months ended September 30, 2017 were $98.4 million and $250.6 million, and include $10.6 million and $30.3 million of stock-based compensation expense, respectively. Non-GAAP research and development expenses for the three and nine months ended September 30, 2016 were $62.2 million and $214.5 million, and include $7.9 million and $25.8 million of stock-based compensation expense, respectively. Non-GAAP research and development expenses for 2017 exclude the following:

•
An expense of $37.2 million and $61.8 million for the three and nine months ended September 30, 2017, respectively, associated with the change in the estimated fair value and elapsed service period for Juno’s potential success payment liabilities to Fred Hutchinson Cancer Research Center (FHCRC) and Memorial Sloan Kettering Cancer Center (MSK).

•
Non-cash stock-based compensation expense of $1.4 million and $3.0 million for the three and nine months ended September 30, 2017, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•
An expense of $2.4 million and $4.8 million for the three and nine months ended September 30, 2017, respectively, associated with amortization of the intangible asset recorded in connection with the AbVitro acquisition.

•
An expense of $0.8 million and $4.0 million for the three and nine months ended September 30, 2017, respectively, associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

•
G&A Expenses: General and administrative expenses on a GAAP basis for the three and nine months ended September 30, 2017 were $26.3 million and $70.7 million, respectively, compared to $18.4 million and $51.2 million for the same periods in 2016. The increases in 2017 compared to 2016 were primarily due to an increase in consulting and other expenses to support the growing organization including costs related to commercial readiness, increased personnel expenses primarily related to increased headcount to support the business, an increase in litigation and patent legal costs, and an increase in stock-based non-cash compensation expense. The increases in the nine month period were partially offset by decreased business development expenses. General and administrative expenses include $6.9 million and $19.9 million of non-cash stock-based compensation expense for the three and nine months ended September 30, 2017, compared to $5.4 million and $15.9 million for the three and nine months ended September 30, 2016, respectively.

•
GAAP Net Loss: Net loss for the three and nine months ended September 30, 2017 was $118.1 million, or $1.12 per share, and $301.1 million, or $2.88 per share, compared to $56.9 million, or $0.56 per share and $192.8 million, or $1.91 per share, for the three and nine months ended September 30, 2016, respectively.

•
Non-GAAP Net Loss: Non-GAAP net loss, which incorporates the non-GAAP R&D expense, for the three and nine months ended September 30, 2017 was $76.3 million, or $0.73 per share, and $227.4 million, or $2.17 per share, compared to $58.3 million, or $0.57 per share, and $200.4 million, or $1.99 per share for the three and nine months ended September 30, 2016, respectively.

Reconciliations of cash burn to GAAP cash used in operating activities and capital expenditures, non-GAAP net loss to GAAP net loss, and non-GAAP R&D expense to GAAP R&D expense are presented below under "Non-GAAP Financial Measures."

2017 Financial Guidance
Juno expects to be in the lower half of 2017 cash burn guidance, which is cash used in operating activities and capital expenditures, excluding cash inflows or outflows from upfront payments related to business development activities, of between $270 million and $300 million.
Conference Call Information
Juno will host a conference call today to review Juno’s financial results for the third quarter 2017 beginning at 1:30 p.m. Pacific Time (PT) / 4:30 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 2899809.
The webcast can be accessed live on the Investor Relations page of Juno's website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.
About Juno
Juno Therapeutics is building a fully integrated biopharmaceutical company focused on developing innovative cellular immunotherapies for the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as multiple solid tumors and multiple myeloma. Several product candidates have shown compelling clinical responses in clinical trials in refractory leukemia and lymphoma conducted to date. Juno's long-term aim is to leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world's leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children's Research Institute (SCRI), the University of California, San Francisco, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19-directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital. Juno’s product candidate JCAR017 was developed in collaboration with SCRI and others.
About the Juno-Celgene Collaboration
Celgene Corporation and Juno Therapeutics formed a collaboration in June 2015 under which the two companies will leverage T cell therapeutic strategies to develop treatments for patients with cancer and autoimmune diseases with an initial focus on chimeric antigen receptor (CAR) and T cell receptor (TCR) technologies. In April 2016, Celgene exercised its option to develop and commercialize the Juno CD19 program outside North America and China.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding Juno’s mission, progress, and business plans; Juno’s participation at ASH and SITC and the content of ASH and SITC presentations; clinical trial plans and timelines; timing of regulatory submissions and approvals; the potential best-in-class profile for JCAR017 and the potential for outpatient administration; the potential of the Celgene collaboration; and 2017 cash burn forecast. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno's product development activities and clinical trials; Juno's ability to obtain regulatory approval for and to commercialize its product candidates; with respect to the timing of JCAR017 approval, the time it takes to complete enrollment of the pivotal cohort, the timing of Juno’s FDA submission, and the duration of FDA review; Juno's ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno's competitors with respect to competing treatments and technologies; Juno's dependence on third-party collaborators and other contractors in Juno's research and development activities, including for the conduct of clinical trials and the manufacture of Juno's product candidates; Juno's dependence on Celgene for the development and commercialization outside of North America and China of Juno’s CD19 product candidates and any other product candidates for which Celgene exercises an option; Juno’s dependence on JW Therapeutics (Shanghai) Co., Ltd, over which Juno does not exercise complete control, for the development and commercialization of product candidates in China; Juno's ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno's business in general, see the information Juno has included in its periodic reports and other documents filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.
# # #

Investor Relations:
Nicole Keith
206-566-5521
nikki.keith@junotherapeutics.com

Media:
Christopher Williams
206-566-5660
chris.williams@junotherapeutics.com

Juno Therapeutics, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents, and short-term marketable securities	$927,534	$732,575
Accounts receivable	34,335	13,286
Prepaid expenses and other current assets	10,588	26,471
Total current assets	972,457	772,332
Property and equipment, net	131,623	81,734
Long-term marketable securities	128,195	189,706
Goodwill	221,306	221,306
Intangible assets, net	77,162	77,986
Other assets	3,748	6,400
Total assets	$1,534,491	$1,349,464
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$89,188	$41,237
Success payment liabilities	84,603	22,786
Contingent consideration	2,166	7,605
Deferred revenue	27,947	43,264
Total current liabilities	203,904	114,892
Long-term debt, less current portion	10,010	—
Contingent consideration, less current portion	22,735	13,291
Deferred revenue, less current portion	104,022	120,054
Deferred tax liabilities	2,161	5,152
Tenant improvement allowance, deferred rent, and other long-term liabilities	43,886	18,374
Stockholders’ equity:
Common stock	12	11
Additional paid-in-capital	2,277,564	1,911,769
Accumulated other comprehensive income (loss)	2,504	(2,842)
Accumulated deficit	(1,132,307)	(831,237)
Total stockholders’ equity	1,147,773	1,077,701
Total liabilities and stockholders’ equity	$1,534,491	$1,349,464

Juno Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$44,816	$20,826	$85,411	$58,203
Operating expenses:
Research and development	140,272	60,854	324,288	206,887
General and administrative	26,347	18,441	70,689	51,210
Total operating expenses	166,619	79,295	394,977	258,097
Loss from operations	(121,803)	(58,469)	(309,566)	(199,894)
Other-than-temporary impairment loss	—	—	—	(5,490)
Interest income, net	1,968	1,485	5,445	4,322
Other expenses, net	(83)	(507)	(1,187)	(871)
Loss before income taxes	(119,918)	(57,491)	(305,308)	(201,933)
Benefit for income taxes	1,785	594	4,238	9,131
Net loss	$(118,133)	$(56,897)	$(301,070)	$(192,802)
Net loss per share, basic and diluted	$(1.12)	$(0.56)	$(2.88)	$(1.91)
Weighted average common shares outstanding, basic and diluted	105,602	102,178	104,629	100,961

Non-GAAP Financial Measures
To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The Company has not reconciled guidance for non-GAAP metrics to their most directly comparable GAAP measures because such items that impact these measures cannot be reasonably predicted.
The following is a reconciliation of GAAP to non-GAAP financial measures:

Juno Therapeutics, Inc.
Unaudited Reconciliation of Cash Burn
(In thousands)

	Three Months Ended September 30,
	2017	2016
Cash used in operations	$(40,275)	$(68,106)
Adjustments:
Upfront payments related to the acquisition of technology (1)	—	15,000
Tenant improvement allowance (2)	(18,775)	—
Operating cash burn	$(59,050)	$(53,106)

Cash used for capital expenditures	$(13,912)	$(6,351)
Adjustments:
Tenant improvement allowance (2)	18,775	—
Cash provided by (used in) capital expenditures	$4,863	$(6,351)

Total cash burn	$(54,187)	$(59,457)

(1)	The upfront payments related to the acquisition of technology in 2016 include payments made in connection with technology licensing and the acquisition of RedoxTherapies.

(2)
The tenant improvement allowance is related to the build-out of the Company's new headquarters facility and was recorded in operating activities on the condensed consolidated statements of cash flows under GAAP.

Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Net Loss
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net loss - GAAP	$(118,133)	$(56,897)	$(301,070)	$(192,802)
Adjustments:
Success payment expense (gain) (1)	37,250	(17,650)	61,818	(20,758)
Non-cash stock-based compensation expense (2)	1,402	938	3,030	3,329
Change in fair value of contingent consideration (3)	806	336	4,005	(5,175)
Amortization of intangible asset (4)	2,418	—	4,836	—
Upfront payments related to the acquisition of technology (5)	—	15,000	—	15,000
Net loss - Non-GAAP	$(76,257)	$(58,273)	$(227,381)	$(200,406)
Net loss per share, basic and diluted - GAAP	$(1.12)	$(0.56)	$(2.88)	$(1.91)
Adjustments:
Success payment expense (gain) (1)	0.35	(0.17)	0.59	(0.21)
Non-cash stock-based compensation expense (2)	0.01	0.01	0.03	0.03
Change in fair value of contingent consideration (3)	0.01	—	0.04	(0.05)
Amortization of intangible asset (4)	0.02	—	0.05	—
Upfront payments related to the acquisition of technology (5)	—	0.15	—	0.15
Net loss per share, basic and diluted - Non-GAAP	$(0.73)	$(0.57)	$(2.17)	$(1.99)
Weighted average common shares outstanding, basic and diluted	105,602	102,178	104,629	100,961

Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Research and Development Expense
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Research and development expense - GAAP	$(140,272)	$(60,854)	$(324,288)	$(206,887)
Adjustments:
Success payment expense (gain) (1)	37,250	(17,650)	61,818	(20,758)
Non-cash stock-based compensation expense (2)	1,402	938	3,030	3,329
Change in fair value of contingent consideration (3)	806	336	4,005	(5,175)
Amortization of intangible asset (4)	2,418	—	4,836	—
Upfront payments related to the acquisition of technology (5)	—	15,000	—	15,000
Research and development expense - Non-GAAP	$(98,396)	$(62,230)	$(250,599)	$(214,491)

(1)
The success payment expense (gain) represents the change in the estimated fair value of the success payment obligations and the associated elapsed service period. As of September 30, 2017, the estimated fair values of the success payment liabilities to FHCRC and MSK on the condensed consolidated balance sheets, were approximately $51.0 million and $33.6 million, respectively. If success payment thresholds are met in the future, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s election. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs that are creditable against the success payments to FHCRC and MSK.

(2)
This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and continuing directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.

(3)	This is the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

(4)	This relates to the intangible asset acquired as part of the AbVitro acquisition.

(5)	The upfront payments related to the acquisition of technology in 2016 include payments made in connection with technology licensing and the acquisition of RedoxTherapies.